Exhibit 99.1
THE STEAK N SHAKE COMPANY REPORTS FISCAL FOURTH QUARTER
and FULL YEAR 2005 RESULTS

-Full Year Net Earnings Increase 9.5% -
-Full Year Total Revenues Grew 11.5% -
-Full Year Same Store Sales up 2.9% -
-Announces 3 Million Share Repurchase Plan -

INDIANAPOLIS, November 17, 2005/PRNewswire -- The Steak n Shake Company (NYSE:SNS) today announced its revenues and earnings for the fiscal fourth quarter and full year ended September 28, 2005.

Highlights for the fiscal fourth quarter include:

·	Total revenues increased 7.7% to $145.7 million(1)
·	Net earnings grew 13.4% to $8.7 million
·	Diluted earnings per share increased 10.7% to $0.31

Highlights for fiscal 2005 include:

·	Total revenues increased 11.5% to $606.9 million(1)
·	Same store sales for Company-owned restaurants grew 2.9%
·	Net earnings increased 9.5% to $30.2 million versus $27.6 million
·	Diluted earnings per share grew 8.0% to $1.08

Fiscal Fourth Quarter 2005 results
Total revenues for the 12-week period ended September 28, 2005 increased 7.7% to $145.7 million.(1) Same store sales for the current quarter decreased 3.0%, however; when adjusted for the timing of the 53rd week in fiscal 2004 the real underlying run rate was a decline of (0.6%) for comparable weeks.

Net earnings for the fiscal fourth quarter 2005 were $8.7 million, or $0.31 per share, compared to $7.6 million, or $0.28 per share, in the same quarter last year.

During the fourth quarter, the Company opened eight restaurants, including locations in Florida, Georgia, Indiana, Ohio, Pennsylvania, and Texas. In addition, two new franchise restaurants opened in Arkansas and Tennessee.

Fiscal 2005 Results
Total revenues for the 52-week period ended September 28, 2005 increased 11.5% to $606.9 million.(1)  Same store sales for Company-owned stores increased 2.9%. The increase in same store sales includes a 3.5% increase in average guest expenditure partially offset by a 0.6% decrease in guest traffic. Net earnings for fiscal year 2005 were $30.2 million, or $1.08 per diluted share, compared to $27.6 million, or $1.00 per diluted share, in the prior year period.

Peter Dunn, President and Chief Executive Officer commented, "We are encouraged that our fiscal 2005 results met the expectations we set at the beginning of the year. We made progress on all key operating measures including, guest satisfaction, associate turnover, labor management, and expansion. During the year we began investing in management bench strength, real estate and human resource capabilities and other operating infrastructure necessary to position the Company for accelerated restaurant expansion in future years. We will continue making these investments during fiscal 2006 while increasing the number of new Company-owned restaurants and focusing on innovation that drives guest counts and consumer satisfaction."

Mr. Dunn concluded, "We believe 2006 is another important year in building the capabilities necessary for this Company to accelerate the rate of growth over the next few years."

As of September 28, 2005, there were 448 Steak n Shake restaurants operating in 20 states, including 399 Company-owned restaurants and 49 franchised units.

Fiscal 2006 Guidance
For fiscal year 2006, the Company anticipates adjusted diluted earnings per share in the range of $1.11 to $1.14, which excludes the impact of adopting Statement of Financial Accounting Standards No. 123R Share-Based Payment (SFAS No. 123R), which requires the expensing of stock issued to employees. Including the impact of SFAS No. 123R, which is expected to be $.08 to $.09 per diluted share, the Company anticipates diluted earnings per share in the range of $1.02 to $1.05. The EPS growth rate assumes same store sales growth of up to 1% for the fiscal year. The Company has affirmed its plans of opening at least 26 Company-owned restaurants in fiscal year 2006 and at least 5 franchise units. In addition, the Company will invest approximately $4.0 million related to continued preparation for accelerated growth in the subsequent years.

Share Repurchase Authorization
On November 16, 2005, the Company’s Board of Directors authorized the repurchase of up to three million shares of common stock over the next two years. The Company’s repurchase of its common stock is subject to market conditions and management’s discretion.

Investor Conference Call and Webcast
The Company will hold a conference call today to discuss fiscal fourth quarter and full year 2005 results at 5:00 p.m. (Eastern Time). Hosting the call will be Peter M. Dunn, President and Chief Executive Officer, and Jeffrey A. Blade, Senior Vice President and Chief Financial Officer.

The call can also be accessed live over the phone by dialing (877) 502-9272, or for international callers, (913) 981-5581. A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820. The passcode for the replay is 6127466. The replay will be available until November 24, 2005.

Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.steaknshake.com. The on-line replay will be available for a limited time immediately following the call.

About Steak n Shake
Steak n Shake is a full service, casual dining restaurant serving a core menu of its famous STEAKBURGER™ sandwiches, thin ‘n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest’s order and served by friendly, well-trained associates. Steak n Shake restaurants feature fullservice dining areas, counter service and drive-thru windows and are open 24 hours a day, seven days a week.

This press release contains forward-looking information. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures, or other financial items, and assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as "anticipate " , "believe", "expect", "may", "will", and other similar terminology. These statements speak only as of the date they were made and involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Several factors, many beyond our control, could cause actual results to differ significantly from our expectations, such as the following: effectiveness of operating initiatives; changes in economic conditions; effectiveness of advertising and marketing initiatives; harsh weather conditions, primarily in the first and second quarters; availability and cost of qualified restaurant personnel; changes in consumer tastes; changes in consumer behavior based on publicity or concerns relating to food safety or food-borne illnesses; effectiveness of our expansion plans; changes in minimum wage rates; changes in food commodity prices; completion of merger or acquisitions and successful integration of those transactions; and changes in applicable accounting policies and practices. The foregoing list of important factors is not intended to be all-inclusive as other general market, industry, economic, and political factors may also impact our operations. Readers are cautioned not to place undue reliance on our forward-looking statements, as we assume no obligation to update forward-looking statements.

(1)  The fiscal fourth quarter of 2005 included 12 weeks, as compared to 13 weeks in the fiscal fourth quarter of 2004. Fiscal 2005 included 52 weeks, as compared to 53 weeks in fiscal year 2004. Same-store sales and sales growth rates have been adjusted and reported as if each year had the same number of weeks. The additional week in fiscal 2004 included $9.5 million of revenues.

Contact:         Jeffrey A. Blade
Jeff.blade@steaknshake.com
www.steaknshake.co
(317) 633-4100

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in $000's, except share and per share data)	TWELVE		THIRTEEN			FIFTY-TWO			FIFTY
	WEEKS		WEEKS			WEEKS			THREE
	ENDED		ENDED			ENDED			WEEKS
	9/28/2005		9/29/2004			9/28/2005			ENDED
	(UNAUDITED)		(UNAUDITED	)		(UNAUDITED	)		9/24/2004
Revenues
Net sales	$144,761	99.4%	$143,576		99.2%	$603,068		99.4%	$549,130	99.2%
Franchise fees	947	0.6%	1,227		0.8%	3,844		0.6%	4,562	0.8%
	145,708	100.0%	144,803		100.0%	606,912		100.0%	553,692	100.0%

Costs and Expenses
Cost of sales (1)	33,069	22.8%	34,436		24.0%	140,078		23.2%	129,459	23.6%
Restaurant operating costs (1)	69,982	48.3%	70,527		49.1%	295,202		49.0%	270,057	49.2%
General and administrative	10,896	7.5%	10,341		7.1%	47,902		7.9%	42,364	7.7%
Depreciation and amortization	6,717	4.6%	6,112		4.2%	26,945		4.4%	24,858	4.5%
Marketing	5,849	4.0%	6,340		4.4%	26,771		4.4%	23,106	4.2%
Interest	2,906	2.0%	2,961		2.0%	12,641		2.1%	13,079	2.4%
Rent	2,567	1.8%	2,159		1.5%	10,250		1.7%	8,626	1.6%
Pre-opening costs	1,082	0.7%	775		0.5%	3,247		0.5%	2,098	0.4%
Provision for store closings	1,400	1.0%	-		0%	1,400		0.2%	(394)	(0.1%)
Other income, net	(513)	(0.4%)	(583)		(0.4%)	(1,968)		(0.3%)	(1,998)	(0.4%)
	133,955	91.9%	133,068		91.9%	562,468		92.7%	511,255	92.3%

Earnings Before Income Taxes	11,753	8.1%	11,735		8.1%	44,444		7.3%	42,437	7.7%

Income Taxes	3,097	2.1%	4,102		2.8%	14,222		2.3%	14,846	2.7%

Net Earnings	$8,656	5.9%	$7,633		5.3%	$30,222		5.0%	$27,591	5.0%

Net Earnings Per Common and
Common Equivalent Share:
Basic	$0.31		$0.28			$1.09			$1.01
Diluted	$0.31		$0.28			$1.08			$1.00

Weighted Average Shares
and Equivalents:
Basic	27,599,442		27,481,743			27,499,982			27,385,447
Diluted	28,146,738		27,730,189			28,059,152			27,710,643

(1) Cost of sales and restaurant operating costs are expressed as a percentage of net sales.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Amounts in $000's, except share and per share data)	9/28/2005 (UNAUDITED)	9/29/2004
Assets
Current assets	$21,038	$45,400
Property and equipment - net	439,620	385,258
Other assets	13,999	5,195

Total assets	$474,657	$435,853

Liabilities and Shareholders' Equity
Current liabilities	$60,048	$58,604
Deferred income taxes and other long-term liabilities	7,703	4,241
Obligations under capital leases	147,615	144,647
Senior note	6,315	9,429
Shareholders' equity	252,976	218,932

Total liabilities and shareholders' equity	$474,657	$435,853

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	FIFTY-TWO WEEKS ENDED	FIFTY-THREE WEEKS ENDED
	9/28/2005 (UNAUDITED)	9/29/2004

Net cash provided by operating activities	$63,944	$47,529
Net cash used in investing activities	(74,873)	(38,016)
Net cash used in financing activities	(11,158)	(9,158)

Increase (decrease) in cash and cash equivalents	$(22,087)	$355